Nobilis Health Reports Third Quarter 2017 Financial Results
Net Income of $1.0 million, Compared to Net Loss of $2.8 million Over Prior Year Period
Adjusted EBITDA1 of $6.7 million, Compared to $4.3 million Over Prior Year Period

HOUSTON, TX--(PRNewswire - November 6, 2017) - Nobilis Health Corp. (NYSE American: HLTH) ("Nobilis" or the "Company") today announced financial results for the third quarter and nine months ended September 30, 2017.

Third Quarter and First Nine Months Highlights

•	Third quarter total revenues were $64.7 million, a 8.5% decrease over the prior year period of $70.7 million due to hurricane-related facility closures

•	Third quarter Adjusted EBITDA[1] was $6.7 million, a 54.8% increase compared to the prior year period of $4.3 million

•	Nine months total revenues were $212.9 million, a 15.8% increase compared to the prior year period of $183.8 million

•	Nine months Adjusted EBITDA[1] was $18.8 million, a 42.3% increase compared to the prior year period of $13.2 million

"Despite the loss of approximately $10.0 million to $12.0 million of revenue in the third quarter from disruptions due to Hurricane Harvey, we were pleased to see continued progress with our cost reduction initiatives and improvement in operating and corporate expenses as a percentage of revenue," stated Harry Fleming, Chief Executive Officer of Nobilis Health. "Our top priority in 2017 is to streamline the company’s cost structure that will provide savings not only this year, but will be a driving force behind improved company profitability in the future."

"We saw margin improvements across the board even though we lost revenue and continued to incur operating costs while off-line. Third quarter gross margin as a percent of total revenue improved to 12.8% from 9.7% in the same period last year. Gross margin as a percent of total revenue for the first nine months of 2017 improved to 12.5% from 7.4% in the prior year period. Adjusted EBITDA1, as a percentage of total revenues, improved to 10.4% in the third quarter of 2017 compared to 6.1% in the prior year period, and improved to 8.8% for the first nine months of 2017 compared to 7.2% in the same period the prior year."

Third Quarter 2017 Results
Total revenues for the third quarter of 2017 were $64.7 million, an 8.5% decrease from $70.7 million in the prior year period. Total case volume decreased by 1,214 cases to 3,883 cases, or 23.8%, compared to 5,097 cases in the prior corresponding period. This decrease in total revenue and case volume was due primarily to the closure of 10 facilities in the Houston market due to Hurricane Harvey. All facilities have resumed normal operation with the exception of one ASC in Dickinson, anticipated to re-open in mid to late December. Revenue per case increased to $16,650, or 20.1%, in the third quarter of 2017, as compared to $13,868 in the same period last year. The increase in revenue per case was due primarily to higher acuity cases, growth in our ancillary services and the addition of the vein business.
Net income attributable to Nobilis for the third quarter of 2017 was $1.0 million, or $0.01 per fully diluted share, compared to a net loss of $2.8 million, or $0.04 per fully diluted share, in the third quarter of 2016. Net income in the third quarter of 2017 was favorably impacted by substantial decreases in both operating and corporate expenses, as well as a tax benefit during the third quarter.
Adjusted EBITDA1 for the third quarter of 2017, which adds back certain non-cash and non-recurring expenses, was $6.7 million, an increase of 54.8% over $4.3 million in the same quarter last year.
Total cash was $34.1 million and accounts receivable was $112.4 million as of September 30, 2017, compared to $24.6 million and $125.0 million, respectively, at December 31, 2016.

Nine Months Ended 2017 Results
Total revenue for the first nine months of 2017 increased to $212.9 million, a 15.8% increase over the same prior year period. Total case volume for the first nine months of 2017 decreased by 1,023 cases to 12,911 cases, or 7.3%, compared to 13,934 cases in the same prior year period. Revenue per case increased to $16,491 or 25.0%, compared to $13,193 in the same prior year period. The increase in revenue per case was due primarily to higher acuity cases, growth in our ancillary services and the addition of the vein business.
Net income attributable to Nobilis for the first nine months of 2017 was $0.2 million, or $0.00 per fully diluted share, as compared to net loss attributable to Nobilis of $2.9 million, or $0.04 per fully diluted share, in the same prior year period.
Adjusted EBITDA1 for the first nine months of 2017 was $18.8 million, an increase of 42.3% compared to Adjusted EBITDA1 of $13.2 million for the same prior year period.

Full Year 2017 Guidance
Due to the impact of the storm in the third quarter and the potential residual effects of the storm in the fourth quarter, we expect revenue and Adjusted EBITDA1 to be at the lower end of our previous provided guidance on March 13, 2017:

•	Revenue in the range of $310.0 million to $325.0 million.

•	Adjusted EBITDA[1] of $40.0 million to $45.0 million.

Conference Call Information
Nobilis will host a conference call on Monday, November 6, 2017, at 8:00 a.m. CT (9:00 a.m. ET) to discuss its financial results for the third quarter 2017. To participate in the conference call, please dial (866) 393-4306 in the U.S. and Canada, and +1 (734) 385-2616 internationally. Please enter conference ID 6285119. There will be a livestream of the conference call available at: http://investors.nobilishealth.com/investors/events-and-presentations/.

About Nobilis Health Corp.
Nobilis (www.NobilisHealth.com) is a full-service healthcare development and management company, with 27 locations across Texas and Arizona, including 4 hospitals, 10 ASCs and 13 multi-specialty clinics. In addition, Nobilis partners with an additional 36 facilities across the country. Marketing nine independent brands, Nobilis deploys a unique patient acquisition strategy driven by proprietary direct-to-consumer marketing technology, focusing on a specified set of procedures that are performed at our centers by local physicians.

Forward Looking Statements
This press release contains certain forward-looking statements within the meaning of Canadian and United States securities laws, including the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements include all statements that do not relate solely to historical or current facts and may be identified by the use of words such as "may," "believe," "will," "expect," "project," "estimate," "anticipate," "plan" or "continue." These forward-looking statements are based on current plans and expectations and are subject to a number of risks, uncertainties and other factors which could significantly affect current plans and expectations and our future financial condition and results. These factors, which could cause actual results, performance and achievements to differ materially from those anticipated, include, but are not limited to our ability to successfully maintain effective internal controls over financial reporting; our ability to implement our business strategy, manage the growth in our business, and integrate acquired businesses; the risk of litigation and investigations, and liability claims for damages and other expenses not covered by insurance; the risk that payments from third-party payers, including government healthcare programs, may decrease or not increase as costs increase; adverse developments affecting the medical practices of our physician limited partners; our ability to maintain favorable relations with our physician limited partners; our ability to grow revenues by increasing case and procedure volume while maintaining profitability at the Nobilis Facilities; failure to timely or accurately bill for services; our ability to compete for physician partners, patients and strategic relationships; the risk of changes in patient volume and patient mix; the risk that laws and regulations that regulate payments for medical services made by government healthcare programs could cause our revenues to decrease; the risk that contracts are canceled or not renewed or that we are not able to enter into additional contracts under terms that are acceptable to us; and the risk of potential decreases in our reimbursement rates. The foregoing are significant factors we think could cause our actual results to differ materially from expected results. However, there could be additional factors besides those listed herein that also could affect us in an adverse manner.
We have not undertaken any obligation to publicly update or revise any forward-looking statements. All of our forward-looking statements speak only as of the date of the document in which they are made or, if a date is specified, as of such date. Subject to any mandatory requirements of applicable law, we disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any changes in events, conditions, circumstances or information on which the forward-looking statement is based. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing factors and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed on March 14, 2017, as updated by other filings with the Securities and Exchange Commission.

Nobilis Health Corp.
Consolidated Balance Sheets
September 30, 2017 and December 31, 2016
(in thousands, except share amounts)
(unaudited)

	September 30, 2017	December 31, 2016
Assets
Current Assets:
Cash	$34,139	$24,572
Trade accounts receivable, net of allowance of $750 at September 30, 2017 and December 31, 2016	112,402	124,951
Medical supplies	3,488	4,468
Prepaid expenses and other current assets	13,521	10,083
Total current assets	163,550	164,074
Property and equipment, net	39,873	36,723
Intangible assets, net	20,393	19,618
Goodwill	70,003	62,018
Deferred tax asset	21,867	21,652
Other long-term assets	1,413	1,350
Total Assets	$317,099	$305,435
Liabilities and Shareholders' Equity
Current Liabilities:
Trade accounts payable	$19,169	$22,184
Accrued liabilities	37,518	30,145
Current portion of capital leases	2,746	3,985
Current portion of long-term debt	2,127	2,220
Current portion of convertible promissory note	2,500	—
Current portion of warrant and stock option derivative liabilities	—	3
Other current liabilities	9,592	7,561
Total current liabilities	73,652	66,098
Lines of credit	18,000	15,000
Long-term capital leases, net of current portion	12,317	12,387
Long-term debt, net of current portion	46,190	48,323
Convertible promissory notes, net of current portion	4,750	2,250
Warrant and stock option derivative liabilities, net of current portion	458	899
Other long-term liabilities	3,736	3,999
Total liabilities	159,103	148,956
Commitments and Contingencies
Contingently redeemable noncontrolling interest	14,663	14,304
Shareholder's Equity:
Common shares, no par value, unlimited shares authorized, 77,805,014 shares issued and outstanding at September 30, 2017 and December 31, 2016
Additional paid in capital	225,122	222,240
Accumulated deficit	(78,841)	(79,042)
Total shareholders’ equity attributable to Nobilis Health Corp.	146,281	143,198
Noncontrolling interests	(2,948)	(1,023)
Total shareholders' equity	143,333	142,175
Total Liabilities and Shareholders' Equity	$317,099	$305,435

Nobilis Health Corp.
Consolidated Statements of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenues:
Patient and net professional fees	$59,514	$65,666	$201,488	$167,199
Contracted marketing revenues	2,211	2,604	5,163	10,754
Factoring revenues	2,927	2,413	6,265	5,874
Total revenues	64,652	70,683	212,916	183,827
Operating expenses:
Salaries and benefits	15,735	13,209	46,473	38,377
Drugs and supplies	10,386	15,473	35,709	39,670
General and administrative	27,571	33,195	96,409	85,678
Depreciation and amortization	2,716	1,952	7,782	6,462
Total operating expenses	56,408	63,829	186,373	170,187
Corporate expenses:
Salaries and benefits	2,949	1,765	9,011	5,077
General and administrative	3,252	4,576	10,100	14,984
Legal expenses	667	1,535	1,643	4,110
Depreciation	93	79	256	209
Total corporate expenses	6,961	7,955	21,010	24,380
Income (loss) from operations	1,283	(1,101)	5,533	(10,740)
Other expense (income):
Change in fair value of warrant and stock option derivative liabilities	(171)	133	(358)	(1,566)
Interest expense	1,380	744	3,998	2,115
Other expense (income), net	143	(198)	215	(3,011)
Total other expense (income)	1,352	679	3,855	(2,462)
(Loss) income before income taxes and noncontrolling interests	(69)	(1,780)	1,678	(8,278)
Income tax (benefit) expense, net	(70)	483	628	(1,766)
Net income (loss)	1	(2,263)	1,050	(6,512)
Net (loss) income attributable to noncontrolling interests	(1,013)	496	849	(3,594)
Net income (loss) attributable to Nobilis Health Corp.	$1,014	$(2,759)	$201	$(2,918)
Net income (loss) per basic common share	$0.01	$(0.04)	$—	$(0.04)
Net income (loss) per fully diluted common share	$0.01	$(0.04)	$—	$(0.04)
Weighted average shares outstanding (basic)	77,805,014	76,774,967	77,805,014	76,114,538
Weighted average shares outstanding (fully diluted)	78,132,127	76,774,967	78,168,019	76,114,538

Nobilis Health Corp.
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Nine Months Ended September 30,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$1,050	$(6,512)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	8,038	6,671
Share-based compensation	2,773	5,226
Change in fair value of warrant and stock option derivative liabilities	(332)	(1,566)
Deferred income taxes	(215)	(2,435)
Gain on sale of property and equipment	—	(265)
Loss (earnings) from equity method investment	108	(1,000)
Amortization of deferred financing fees	358	112
Capital lease interest payments	(787)	(1,040)
Changes in operating assets and liabilities, net of assets acquired and liabilities assumed:
Trade accounts receivable	13,296	6,399
Medical supplies	1,275	172
Prepaid expenses and other current assets	(3,236)	(938)
Other long-term assets	—	152
Trade accounts payable and accrued liabilities	3,878	334
Other current liabilities	2,032	1,777
Other long-term liabilities	(355)	137
Distributions from equity method investments	—	1,079
Net cash provided by operating activities	27,883	8,303

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(4,470)	(2,898)
Purchase of equity method investment	—	(609)
Note receivable, net	—	150
Acquisitions, net of cash acquired	(8,798)	—
Net cash used for investing activities	(13,268)	(3,357)

CASH FLOWS FROM FINANCING ACTIVITIES:
Distributions to noncontrolling interests	(2,413)	(6,245)
Proceeds from exercise of stock options	—	2,074
Payments on capital lease obligations	(3,051)	(3,102)
Proceeds from line of credit	3,000	5,135
Proceeds from debt	—	6,440
Payments on debt	(2,013)	(5,026)
Deferred financing fees	(571)	(404)
Net cash used for financing activities	(5,048)	(998)

NET INCREASE IN CASH	9,567	3,948
CASH — Beginning of period	24,572	15,666
CASH — End of period	$34,139	$19,614

Nobilis Health Corp.
Reconciliation of Non-GAAP Financial Measures
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Net income (loss) attributable to Nobilis Health Corp.	$1,014	$(2,759)	$201	$(2,918)
Interest	1,380	744	3,998	2,115
Income tax expense (benefit), net	(70)	483	628	(1,766)
Depreciation and amortization	2,809	2,031	8,038	6,671
EBITDA	$5,133	$499	$12,865	$4,102

Non-cash compensation expenses	$938	$1,722	$2,773	$5,225
Change in fair value of warrant and stock option derivative liabilities	(171)	133	(358)	(1,566)
Acquisition expenses	573	636	1,764	1,819
Non-recurring expenses	242	1,347	1,737	3,618
Adjusted EBITDA[1]	$6,715	$4,337	$18,781	$13,198

1 Use of Non-GAAP Financial Measures
Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, non-cash compensation expenses, change in fair value of warrant and stock option derivative liabilities, acquisition expenses, and non-recurring expenses. Adjusted EBITDA should not be considered a measure of financial performance required by accounting principles generally accepted in the United States of America (“U.S. GAAP”). Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA is an analytical indicator used by management and the health care industry to evaluate company performance, allocate resources and measure leverage and debt service capacity. Adjusted EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with U.S. GAAP and is thus susceptible to varying calculations, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

Contact Information:
Tuan Tran
Vice President, Investor Relations
IR@nobilishealth.com
346-207-6342